U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 27, 2008

ENABLE IPC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-51590 (Commission File Number)	38-3718471 (I.R.S. Employer Identification Number)

29033 Avenue Sherman, Unit 202

Valencia, California 91355

 (Address of principal executive offices)

(661) 775-9273

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On May 27, 2008, Enable IPC Corporation (“Enable IPC” or “we” or “our” or “us”) entered into a lease agreement with Meadows Stabe Properties, LLC (“Landord”) for the leasing of approximately 1,580 square feet of commercial office space located at 29033 Avenue Sherman, Unit 202, Valencia, California. The term of the lease is two years beginning June 1, 2008 and rental payments are $2,000 per month for the first year and $2,080 per month for the second year. In addition, we are to pay to the Landlord upon commencement of the lease a security deposit of $4,000. Execution of this lease lowers our rental payments by approximately $1,480 per month during the first year and increases the amount of space available to us. There is no material relationship between us and the Landlord.

Under the terms of the lease, we are required to maintain insurance and to indemnify the Landlord for losses incurred that are related to our use or occupancy of the property. With certain exceptions, we are also required to maintain at our cost the property, utility installations used by us, such as the HVAC system, and alterations we make or fixtures we add to the property.

The description of the lease agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the complete text of the lease agreement itself, a copy of which is will be filed in our next Annual Report on Form 10-KSB.

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the discussion in Item 1.01 above which is incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits

(d)

Exhibits.

A copy of the lease agreement described in Item 1.01 above will be filed with our next Annual Report on Form 10-KSB.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 2, 2008

Enable IPC Corporation

By:

/s/ David A. Walker

David A. Walker

Chief Executive Officer